Exhibit 10.1

Bob Foster
Via E-Mail

February 12, 2025

Dear Bob,

We are very pleased to offer you the position of Chief Financial Officer and Treasurer of Paycom Software, Inc., Paycom Payroll Holdings, LLC and Paycom Payroll, LLC (collectively, the “Company”), reporting to the Chief Executive Officer of the Company. Your employment in this role is subject to the terms and conditions set forth in this letter.

Your expected start date in this Chief Financial Officer and Treasurer role is February 21, 2025 and is subject to modification by the Company (your “Start Date”). Your position will be based in Oklahoma City, Oklahoma. By signing below, you confirm you understand and agree to the changes in your employment, including, without limitation, any changes from the terms of employment, including compensation, stated in any previous offer letter or other communication. This letter does not constitute an employment contract and does not alter the at-will employment relationship.

Effective beginning on the Company’s next regularly scheduled payroll date following the Start Date, you will be paid an annualized base salary of $545,000, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You will be eligible for an annual bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan and for equity incentive awards pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”).

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, we reserve the same right to alter, modify, or terminate this employment relationship at will at any time with or without notice or cause.

This letter reflects the entire understanding regarding the terms of your employment with the Company with the exception of (a) your agreement to the Company’s corporate and personnel policies, (b) the Non-Solicitation Agreement between you and Paycom Payroll, LLC, dated February 4, 2025, (c) the Confidentiality, Non-Disparagement, Non-Disclosure and Proprietary Information Agreement between you and Paycom Payroll, LLC, dated February 4, 2025, (d) any previously granted award agreements under the 2023 LTIP or the Paycom Software, Inc. 2014 Long-Term Incentive Plan (including but not limited to the clawback and forfeiture provisions therein). Accordingly, with those exceptions, this letter supersedes and replaces any prior oral or written communication on the subject of your employment by the Company in any capacity. By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

All of us at the Company are excited about the prospect of you accepting the Chief Financial Officer and Treasurer role. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me on or before February 12, 2025.

I look forward to hearing from you.

Yours sincerely,

PAYCOM SOFTWARE, INC.

/s/ Matthew Paque
Name: Matthew Paque
Title: Chief Legal Officer, Secretary

ACCEPTED AND AGREED:

/s/ Robert D. Foster
Robert D. Foster

February 12, 2025
Date